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                                                                   Exhibit 3.109

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            FIRST BRANDYWINE LLC III

         This Limited Liability Company Agreement (this "Agreement") of First Brandywine LLC III is entered into by the undersigned, as Member (the "Member"), and is effective as of September 19, 2003.

         The Authorized Person, Delaware Incorporators & Registration Service, Inc., formed a limited liability company by filing the certificate of formation of First Brandywine LLC III (the "Certificate of Formation") on February 3, 2003, pursuant to, and in accordance with, the Delaware Limited Liability Company Act (6 Del. C. ss. 18- 101, et seq . ), as amended from time to time (the "Act").

         The Member now wishes to memorialize the Agreement with respect to the affairs and conduct of business of First Brandywine LLC III as follows:

         1. Name. The name of the limited liability company governed hereby is First Brandywine LLC III (the "Company").

         2. Certificates. Delaware Incorporators & Registration Service, Inc., the Authorized Person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of the State of Delaware (a copy of which is attached hereto as Exhibit A), as contemplated by ss. 18-201 of the Act. The Authorized Person shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.


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         3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing including, but not limited to, the maintenance, management, investment and/or disposition, including sale or exchange, of property held by the Company.

         4. Powers. (a) In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to and for the furtherance of the purposes set forth in Section 3, including, but not limited to, the power to:

                  (i) conduct the business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                  (ii) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company; the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of any purpose of the Company;

                  (iii) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;



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                  (iv) take any and all actions necessary, convenient or
         appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

                  (v) purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties thereof), or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

                  (vi) purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

                  (vii) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and if necessary, secure the same by mortgage, pledge or other lien on the assets of the Company;

                  (viii) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;



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                  (ix) lend money, invest and reinvest its funds, and take and hold real and personal property for the payment of funds so loaned or invested;

                  (x) employ or otherwise engage employees, Managers, contractors, advisors, attorneys, consultants and other agents of the Company, define their respective duties, and pay reasonable compensation for their services;

                  (xi) sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

                  (xii) pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities;

                  (xiii) indemnify any person in accordance with the Act and obtain any and all types of insurance;

                  (xiv) negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

                  (xv) cease its activities and cancel its Certificate of Formation; and

                  (xvi) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.



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                  (b) The Company may merge with, or consolidate into, another
Delaware limited liability company or other business entity (as defined in ss. 18-209(a) of the Act) upon the approval of the Manager or Managers (as those terms are defined in Section 8 below).

         5. Notice Address. The address of the Company for notice purposes will be 1105 N. Market Street, Suite 1414, Wilmington, DE 19801, Attention: Mr. John Oscar, Jr., or at such other location as may hereafter be determined by the Member.

         6. Registered Office. The address of the registered office of the Company in the State of Delaware is 1105 N. Market Street, Suite 1414, Wilmington, Delaware 19801.

         7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Wilmington Trust SP Services, Inc., 1105 N. Market Street, Suite 1300, Wilmington, Delaware 19801.

         8. Members; Managers. (a) The name of the sole Member is First Brandywine Investment Corp. IV. The mailing address of the Member is 1105 N. Market Street, Suite 1414, Wilmington, Delaware 19801. Any action to be taken by the Member under this Agreement shall be evidenced by its signed, written consent. The following persons shall serve as the initial managers (the "Managers"), of the Company and, as provided by Section 20 below, the management of the Company shall be vested solely in the Managers:

                               Joel H. Rassman
                               John A. Oscar, Jr.
                               Ann Difiore

                  (b) The Member shall have the power to remove any Manager at any time and name a successor thereto.

         9. Limited Liability. (a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Authorized Person, the Managers and the Member (each a "Covered Person" and, collectively, the "Covered Persons") shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an authorized person, a manager or a member of the Company.

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                  (b) Except as otherwise expressly required by law, the Member, in its capacity as the Member of the Company, shall have no liability in excess of (i) the amount of its capital contributions to the Company, (ii) its share of any assets and undistributed profits of the Company, (iii) its obligation to make other payments expressly provided for it this Agreement, and (iv) the amount of any distributions wrongfully distributed to it.

         10. Exculpation. (a) No Covered Person shall be liable to the Company, the Member or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith in connection with the formation of the Company on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

                  (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such other person's or entity's professional or expert competence, including information opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might be properly paid.

         11. Indemnification. To the full extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no



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Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 11 shall be provided out of and to the extent of Company assets only, and the Members shall have no personal liability on account thereof.

         12. Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 11 hereof.

         13. Insurance. The Company may purchase and maintain insurance to the extent and in such amounts as the Managers shall, in their sole discretion, deem reasonable, on behalf of Covered Persons and such other persons as the Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement. The Managers and the Company may enter into indemnity contracts with Covered Persons and such other persons as the Managers shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 12 hereof and containing such other procedures regarding indemnification as are appropriate.



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         14. Assignments. The Member may sell, assign, transfer, convey or otherwise dispose of all or any part of its limited liability company interest.

         15. Resignation. The Member shall have the right to resign and the effect of which resignation shall be to cause the dissolution of the Company as set forth in Section 23 hereof.

         16. Admission of Additional Member. One (1) or more additional Members of the Company may be admitted to the Company with the written consent of the Member.

         17. Capital Contributions. (a) The undersigned, as Member, may make capital contributions to the Company of cash or other property on an as needed basis.

                  (b) The Member shall be required to make additional capital contributions for the payment of the Company's expenses at the request of the Managers.

                  (c) It is agreed by the Member that its percentage ownership interest in the Company shall be 100%.

                  (d) The Member's interest in the Company shall for all purposes be personal property.

         18. Allocation of Profits and Losses. Except as otherwise provided by
Section 19(b), all profits and losses of the Company shall be allocated to the Member.

         19. Distributions. (a) Distributions of any cash, shares or other property shall be made to the Member at the times and in the aggregate amounts determined by the Member, except as provided in Section 19(b).

                  (b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate
Section 18-607 of the Act or other applicable law.



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         20. Management. (a) In accordance with Section 18-402 of the Act, management of the Company shall be solely vested in the Managers, as named in this Agreement, or otherwise provided for by designation pursuant to Section 8 hereof.

                  (b) A quorum of Managers shall be required to hold meetings of the Managers and to conduct business of the Company. One Third (1/3) of the total number of the Managers shall constitute a quorum for all purposes. The Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a manager of a limited liability company under the laws of the State of Delaware.

                  (c) The Managers may, in their sole discretion, appoint officers to run the day-to-day operations of the Company, subject to the supervision of the Managers. The officers of the Company, if deemed necessary by the Managers, shall include a President, Vice Presidents, an Assistant Vice President, a Treasurer, a Secretary and such other officers as the Manager may from time to time consider appropriate. Such officers, upon appointment, shall be immediately authorized to exercise such duties as customarily pertain to such offices as determined by the Managers. Any officer may be removed at any time at the sole discretion of the Managers and any vacancy occurring in any office of the Company shall be filled by the Managers. The following persons shall serve as the initial officers of the Company (the "Officers"):

                  Name                     Office
                  ----                     ------
                  John A. Oscar, Jr.       President / Treasurer
                  Joel H. Rassman          Vice President
                  Gordon W. Stewart        Secretary
                  Mark J. Warshauer        Assistant Secretary
                  Elizabeth F. Bothner     Assistant Secretary
                  Leanne C. McGrory        Assistant Secretary



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                  (d) The Officers are authorized to undertake such acts at, or in advance of, the Organizational Meeting of the Managers as are necessary to initiate and undertake the conduct of business of the Company, provided, however, that the Managers shall ratify, confirm and approve at the Organizational Meeting of the Managers of the Company all such acts undertaken by, and through, the Officers.

         21. Other Business. The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall have no rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

         22. Taxation. The Company, as a domestic eligible entity with a single owner, shall make an election to be ignored as a separate taxable entity from the Member for U.S. federal income tax purposes. Such election shall be made pursuant to Treas. Reg. ss.301.7701-3 on Internal Revenue Service Form 8832, properly executed and filed with the IRS.

         23. Dissolution. (a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the resignation of the Member, (ii) the written consent of the Member to dissolve the Company,
(iii) upon the occurrence of any event that results in the Member ceasing to be the Member of the Company under the Act (including, without limitation, the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company) or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act.



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                  (b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in
Section 18- 804 of the Act.

         24. Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and the Certificate of Formation shall have been canceled in the manner required by the Act.

         25. Claims of the Member. The Member shall look solely to the Company's assets for the return of its capital contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Member shall have no recourse against the Company.

         26. Separabili!y of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

         27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

         28. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

         29. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

         30. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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                                      * * *

         THE UNDERSIGNED, intending to be legally bound hereby, have duly executed this Agreement as of the date provided above.

MEMBER:                                              MANAGERS:
-------                                              ---------

First Brandywine Investment Corp. IV

By: John A. Oscar, Jr.                               Joel H. Rassman
    -------------------                              ------------------
    John A. Oscar, Jr.                               Joel H. Rassman
    President

                                                     John A. Oscar, Jr.
                                                     ------------------
                                                     John A. Oscar, Jr.


                                                     Ann DiFiore
                                                     ------------------
                                                     Ann DiFiore



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                                    EXHIBIT A

                                       TO

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            FIRST BRANDYWINE LLC III







                            Certificate of Formation







                                 [See attached]



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                                    Delaware                    PAGE 1
                                    --------

                                 The First State

         I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "FIRST BRANDYWINE LLC III", FILED IN THIS OFFICE ON THE THIRD DAY OF FEBRUARY, A.D. 2003, AT 9 O'CLOCK A.M.






                                             Harriet Smith Windsor
                                    -----------------------------------------
                                    Harriet Smith Windsor, Secretary of State

         3621603      8100                 AUTHENTICATION:  2240806
         030069076                              DATE:  02-04-03


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                                                    State of Delaware
                                                    Secretary of State
                                                    Division of Corporations
                                                    Filed 09:00 A.M. 02/03/2003
                                                    03006 9076-3621603



                            CERTIFICATE OF FORMATION

                                       OF

                            FIRST BRANDYWINE LLC III

         This certificate of formation ("Certificate of Formation") of First Brandywine LLC III (hereinafter referred to as the "Company"), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C.ss.18-101, et seq.), is duly executed and filed by Delaware Incorporators & Registration Service, Inc., an authorized person ("Authorized Person"), which Authorized Person hereby certifies that:

         FIRST: The name of the limited liability company formed hereby is First Brandywine LLC III.

         SECOND: The registered office of the Company in the State of Delaware is located at 1105 North Market Street, Wilmington, County of New Castle, Delaware 19801.

         THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Delaware Corporate Management, Inc., 1105 North Market Street, Wilmington, County of New Castle, Delaware 19801.

         The undersigned Authorized Person has executed this Certificate of Formation as of the 3rd day of February, 2003.

                                                      Authorized Person:

                                                      Delaware Incorporators &
                                                      Registration Service, Inc.

                                                      By:   Leanne C. McGrory
                                                          ----------------------
                                                            Leanne C. McGrory
                                                            Vice President